Exhibit 10.1

A request for confidential treatment has been made with respect to portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

DELI, CHEESE, AND BAKERY DISTRIBUTION AGREEMENT

This Deli, Cheese, and Bakery Distribution Agreement (“Agreement”), is made effective as of February 12th, 2016 (the “Effective Date”), by and between SFM, LLC dba Sprouts Farmers Market (“SFM”), a Delaware limited liability company, and KeHE Distributors, LLC (“KeHE”), a Delaware limited liability company.

RECITALS

WHEREAS, SFM and KeHE, through KeHE’s wholly-owned subsidiary Nature’s Best, are parties to that certain Amended and Restated Distribution Agreement dated August 13, 2014 (“NB Agreement”);

WHEREAS, Monterrey Provision Co. Inc. (“MPC”) currently supplies various deli and other food products to SFM on terms negotiated between MPC and SFM;

WHEREAS, contemporaneous with the execution of this Agreement, KeHE has entered into an agreement to purchase substantially all of the assets of MPC; and

WHEREAS, KeHE’s agreement to purchase MPC is contingent upon SFM’s agreement to name KeHE as the Primary Supplier, as defined below, of Deli, Cheese, and Bakery products (the “Products”) under the terms set forth in this Agreement.

THEREFORE, in consideration of the mutual covenants set forth herein and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto mutually agree as follows:

ASSUMPTIONS

A. SFM is engaged in the sale of the Products in a farmers’ market grocery store format (the “SFM Stores”). Its operations include retail stores and distribution centers. SFM currently operates in several regions, including Alabama, Arizona, California, Missouri, Nevada, New Mexico, Utah, Georgia, Kansas, Tennessee, Texas, Oklahoma and Colorado.

B. KeHE has agreed to purchase substantially all of the assets of MPC, which provides the distribution of the Products to all SFM stores, and KeHE has agreed to continue to sell such Products to all SFM stores under the terms stated herein.

C. The parties desire to enter into this Agreement to set forth the terms upon which KeHE will sell and distribute the Products to SFM Stores and SFM will purchase these goods and services.

NOW, THEREFORE, the parties agree as follows:

1)	TERM: This Agreement shall have a term of three (3) years commencing on the Effective Date (the “Term”).
2)	DISTRIBUTION AGREEMENT:

A request for confidential treatment has been made with respect to portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

a.

KeHE Distribution: KeHE will be SFM’s Primary Supplier, as defined below, of the Products. SFM may maintain current distribution of all products currently supplied by [*CONFIDENTIAL*], at SFM’s discretion (the “[*CONFIDENTIAL*] Products”). A list of the [*CONFIDENTIAL*] Products is attached hereto as Schedule 1. SFM however agrees to work in good faith to transition its current supply of Products from [*CONFIDENTIAL*] (or its successors or affiliates) to KeHE within [*CONFIDENTIAL*] of the Effective Date. Pricing for additional items will be consistent with the Pricing set forth in Section 5.

c.	Primary Supplier shall be defined as follows:
i.

All SFM stores will order a [*CONFIDENTIAL*] of their Products from KeHE (the “Supply Percentage”), which shall be subject to KeHE meeting the Minimum Fill Rate set forth in Section 3(c) below. SFM agrees to work in good faith with KeHE to increase the Supply Percentage during the Term to [*CONFIDENTIAL*], provided KeHE is meeting the Minimum Fill Rate. Other than products distributed through its distribution facilities, SFM will source direct store delivery (DSD) deli, cheese, and bakery products carried in SFM stores, if available from KeHE, through KeHE, [*CONFIDENTIAL*]. SFM acknowledges that the pricing as of the Effective Date is considered competitive and that the preceding sentence shall not remove SFM’s obligation to maintain KeHE as its Primary Supplier of the Products so long as [*CONFIDENTIAL*]. This does not include any products currently being distributed to SFM through [*CONFIDENTIAL*] as of the Effective Date, although the parties agree to work in good faith to determine if there is a mutually beneficial solution for supply of such products through KeHE.

ii.	SFM will carry out commercially reasonable efforts to maintain a [*CONFIDENTIAL*], adjusted annually according to changes in the Consumer Price Index.
iii.

New Stores: If SFM opens new locations, KeHE shall become the Primary Supplier of the Products, as defined above, for such stores and SFM and KeHE shall work in good faith to ensure that [*CONFIDENTIAL*] and as reasonably acceptable to SFM.

d.

Cost Reduction Initiatives. KeHE and SFM will agree to work in good faith to modify business practices to reduce costs across the system. Both parties agree that any cost benefit achieved directly or indirectly by joint cost reduction practices will be [*CONFIDENTIAL*].

A request for confidential treatment has been made with respect to portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

3)	KeHE SUPPLIER PERFORMANCE:
a.	New Products:
i.	KeHE will stock all new products that are specifically requested by SFM and are placed chain wide (all SFM stores).
ii.	Regional product requests will be stocked if carried by all stores in the region, and there are reasonable aggregate product turns.
b.

Phase 1 In Stock Level: During Phase 1, as defined in Section 5 below, KeHE shall maintain fill rates and practices consistent with MPC prior to the Effective Date. The annualized unadjusted MPC fill rate as of the Effective Date is [*CONFIDENTIAL*], as reported by MPC.

c.

Phase 2 In-Stock Level: During Phase 2 and 3, as defined in Section 5 below, KeHE and SFM will continue their mutual efforts to eliminate the causes of out-of- stock product in order to maintain the highest fill rate possible.

i.	KeHE will utilize its commercially reasonable efforts to maintain a KeHE controlled in-stock level (the “Fill Rate”) of [*CONFIDENTIAL*] (the “Minimum Fill Rate”) [*CONFIDENTIAL*].
ii.

If at any point in time during the Term the average Minimum Fill Rate is not met for [*CONFIDENTIAL*] (a “Fill Rate Deficiency”), SFM shall notify KeHE of such, and KeHE shall have a cure period of [*CONFIDENTIAL*] to remedy such deficiency (the “Fill Rate Cure Period”) [*CONFIDENTIAL*] (See Example 1 below).

iii.

If KeHE does not cure a Fill Rate Deficiency within the Fill Rate Cure Period (an “Uncured Deficiency”), KeHE shall reimburse SFM [*CONFIDENTIAL*] (a “Fill Rate Reimbursement”) (See Example 2 below). If [*CONFIDENTIAL*] Uncured Deficiencies occur within a

A request for confidential treatment has been made with respect to portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

[*CONFIDENTIAL*] period, the Fill Rate Reimbursement shall increase to [*CONFIDENTIAL*].

[*CONFIDENTIAL*]

iv.

If the Uncured Deficiency is due to a Fill Rate Deficiency below [*CONFIDENTIAL*], the Fill Rate Reimbursement shall [*CONFIDENTIAL*] for the deficiency under said [*CONFIDENTIAL*] and [*CONFIDENTIAL*] for the deficiency between [*CONFIDENTIAL*] and the Minimum Fill Rate.

v.

Notwithstanding the foregoing, in the event the Fill Rate is below [*CONFIDENTIAL*] for [*CONFIDENTIAL*], SFM shall have the right, in addition to the Fill Rate Reimbursement, to terminate this Agreement and/or use another distributor to meet its demands (a “Right of Termination for Cause”). Upon exercise of a Right of Termination for Cause, if SFM opts to use another distributor, KeHE agrees to work diligently and in good faith with SFM to transfer the distribution of Products to the new supplier for up to [*CONFIDENTIAL*] (the “Transition Period”). During the Transition Period all terms under this Agreement shall continue in full force and effect, including but not limited to the service levels regarding distribution of Product and credits.

A request for confidential treatment has been made with respect to portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

vi.

In the event that SFM opts to exercise its Right of Termination for Cause and switch to another supplier, as described above, for the Transition Period, KeHE shall be required to [*CONFIDENTIAL*]. Both SFM and KeHE agree to work in good faith to execute an orderly transition of business to SFM’s designated new primary supplier that fairly treats both SFM and KeHE.

vii.

Notwithstanding the foregoing, if SFM opts not to terminate this Agreement per its Right of Termination for Cause, but still use another distributor to meet its demands, it shall work in good faith with KeHE to resume its distribution as Primary Supplier.

viii.

If the average monthly unadjusted in-stock level for any KeHE distribution facility (i.e., DC) falls below [*CONFIDENTIAL*] for [*CONFIDENTIAL*] (measured as the average Fill Rate for those [*CONFIDENTIAL*]), SFM shall notify KeHE of such, and KeHE shall have a cure period of [*CONFIDENTIAL*] to remedy such deficiency (measured as the average Fill Rate for the last [*CONFIDENTIAL*] of such cure period). If KeHE does not cure the deficiency within the cure period, KeHE shall reimburse SFM for [*CONFIDENTIAL*] of the difference between the actual fill rate (i.e., the deficient fill rate) (measured as the average of the [*CONFIDENTIAL*] of the cure period and [*CONFIDENTIAL*]) and a [*CONFIDENTIAL*] fill rate for that DC. This reimbursement shall be a remedy separate and apart from the Fill Rate Reimbursement set forth in Section 3.c.iii above.

4)	KeHE SPECIAL SERVICES:

As of the Effective Date KeHE will continue to provide SFM with resources and support services consistent with those currently provided by the merchandising incentive program with MPC, to include new and existing store opening support (the “KeHE Special Services”). A basic description of the KeHE Special Services are attached hereto as Exhibit “B”, which is subject to change in personnel and duties for each individual, provided KeHE agrees to provide the services set forth therein. These services shall be incremental to any program or distribution costs referenced in this Agreement and will remain in full force and payable under its current terms.

5)	COST PLUS RATE:
a.

Phase 1 – During the initial [*CONFIDENTIAL*] period following the Effective Date, KeHE will continue to sell the Products to SFM described in Schedule 2 at the margins sold by MPC as of the Effective Date of this Agreement (the “Phase 1 Products”). New items will be sold at a rate of [*CONFIDENTIAL*], including those Products transitioned from [*CONFIDENTIAL*].

During Phase 1 KeHE will issue a [*CONFIDENTIAL*] rebate to SFM on all sales of all Products to SFM, which will be calculated as a percentage of the delivered cost of Products (i.e., net invoice cost of Products) in each respective market. All rebates will be paid within [*CONFIDENTIAL*]. Notwithstanding the foregoing, to the extent MPC has agreed to rebate SFM prior to the Effective Date of this Agreement, no additional rebate will be given to SFM over the aforementioned [*CONFIDENTIAL*] rebate.

A request for confidential treatment has been made with respect to portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

b.

Phase 2 – Following the earlier of (i) Phase 1 (i.e., initial [*CONFIDENTIAL*]), or (ii) the conversion of shipments of the Products from each MPC facility to KeHE’s facility, and continuing through the date that is the end of the [*CONFIDENTIAL*] following the Effective Date, the pricing for the Products shall be on a “cost plus” basis using the KeHE Cost (as defined below) for the Products, plus a mark-up of [*CONFIDENTIAL*] (the “Mark-Up”). “KeHE Cost” shall be defined as [*CONFIDENTIAL*]. Following Phase 1, KeHE Cost may be different for each individual KeHE distribution center based on [*CONFIDENTIAL*]. Delivery schedules for the Products will transition to the delivery frequency consistent with the terms under the NB Agreement. For avoidance of doubt if one MPC facility has converted to a KeHE facility prior to the end of the initial [*CONFIDENTIAL*] from the Effective Date, then the price shall be adjusted for that facility, but shall remain for any other MPC facilities that have not been converted until such time as the facility is converted, or the end of the initial [*CONFIDENTIAL*] of the Term. KeHE will make available full disclosure of freight costs associated with the calculation of the final delivered cost of all products if requested by SFM in order to validate true business costs. SFM and KeHE agree to work in good faith toward a complete integration of the MPC business into KeHE during the initial [*CONFIDENTIAL*] following the Effective Date.

c.

Phase 3 – During the period of time following the [*CONFIDENTIAL*] from the Effective Date and through the remainder of the Term, the Mark-Up shall be adjusted to [*CONFIDENTIAL*] and the Price for the Products shall be calculated as the KeHE Cost multiplied by [*CONFIDENTIAL*].

d.	During Phase 1, payment terms shall be [*CONFIDENTIAL*]. During Phase 2 and 3 payment terms shall change to [*CONFIDENTIAL*].
e.

Cost for the Products may be changed from time to time with a minimum of thirty (30) days prior written notice. Notwithstanding the foregoing, for any Commodity driven price changes KeHE and SFM will mutually discuss the price change implementation date, which may be prior to the foregoing dates.

f.

The Mark-Up and rebates set forth in this section are calculated and based on the Assumptions enumerated in Exhibit A. In the event one or more Assumptions are not being met or have changed in a material way such that they are no longer valid (e.g., material variations in projected purchase volume, the addition of stores, or material delivery frequency or drop size variations), KeHE shall provide SFM notice and the parties agree to meet within thirty (30) days of such notice to determine a course of action, which may include [*CONFIDENTIAL*]. The parties will work in good faith to determine a mutually agreeable course of action. If the parties are not able to agree on a course of action within sixty (60) days after such notice, then either party may terminate this Agreement, which termination shall be effective one hundred and eighty (180) days following delivery of notice of termination.

6)	PRIVATE LABEL: This section will apply to all SFM branded Products, or any other Products which KeHE sells exclusively to SFM.
a.	Pricing. SFM will be billed at [*CONFIDENTIAL*]. Pricing shown in Section 5.

A request for confidential treatment has been made with respect to portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

b.

Stocking of Private Label. KeHE agrees to stock all SFM private label Products carried by SFM and provide them to all SFM Stores. Continuing current practice, when SFM’s movement on private label products in new regions is insufficient for direct delivery by the vendor to the KeHE distribution center, the cost plus pricing for those products will be adjusted to reflect the inter-facility transfer cost.

c.

Special Situations. The respective SFM department Category Managers will work in good faith with the KeHE private label team to proactively address “slow” turning skus of private label items in order to minimize the operational and financial impact on KeHE. “Slow” turns shall be defined as turns that do not meet reasonable category rate turn pursuant to industry standards. If the turns on a private label item (or line) are materially below the average for the overall product category, SFM and KeHE will work in good faith to resolve in a timely manner the slow turns on such items. KeHE shall not sell any SFM private label or control brand items to any other outlet without SFM’s prior written approval.

d.	Code Date Management. The following shall be the private label management practices KeHE and SFM will continue to employ in order to manage private label inventory:
i.

KeHE shall provide the respective SFM Category Managers a dedicated periodic inventory report showing expiration dates and time remaining for all private label Product inventories in each facility. This provides the opportunity for SFM and KeHE to manage close-coded private label items through special promotions and proactive distribution to SFM stores while the product is still saleable.

ii.

The above procedures are aimed to minimize losses due to short-coded or past code private label inventory. In the event private label inventory is required to be discarded, SFM shall notify KeHE to remove the product from inventory and KeHE shall bill SFM or the corresponding private label manufacturer for the value of that inventory. To the extent the private label manufacturer will not accept such charges, [*CONFIDENTIAL*].

iii.

In the event KeHE fails to notify SFM of a private label’s item short-code status at least 30 days prior to its expiration date, or at an earlier agreed- upon timeframe for items with shorter shelf-life, resulting in the private label item being discarded due to it reaching the end of its code date life, [*CONFIDENTIAL*].

e.

Responsibilities: SFM will negotiate directly with the manufacturer for all new private label items. KeHE will provide the purchasing and distribution functions. The parties further agree to periodically review inflationary impact on private label Products.

f.

Discontinued Private Label: KeHE will purchase and stock all private label items in good faith to SFM’s needs. [*CONFIDENTIAL*] The parties agree to work to define mutually agreeable terms for Products considered slow moving items. Existing, successful coordination will continue between SFM and KeHE buyers to minimize product loss.

A request for confidential treatment has been made with respect to portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

7)	FUEL SURCHARGE (FSC):
a.

During Phase 2 and Phase 3 of the Agreement, KeHE will provide a monthly report of the number of deliveries by store to SFM. SFM will be invoiced at [*CONFIDENTIAL*] of the fuel surcharge specified in Schedule 3 (the “Fuel Surcharge Percentage”) during the Term. Only one fuel surcharge may be applied per delivery of Product. If there is comingled inventory Products with the NB Agreement then the delivery expense will be allocated by department. SFM may audit the fuel surcharge billed at any time by referencing the average price per gallon of diesel fuel at: http://tonto.eia.doe.gov/oog/info/wohdp/diesel.asp.

b.	Both parties agree to review the Fuel Surcharge Percentage in good faith from time to time, but no earlier than after Phase 1, on an “open book” basis.
8)	PALLETS, TOTES, TRANSAFES:
a.	KeHE Deliveries: At the time of delivery SFM stores will return all totes from their prior delivery. They will also exchange a number of pallets equal to the amount received on their current delivery.
b.

KeHE Facility Pickup: SFM will exchange, by periodic return shipments to the corresponding KeHE distribution center(s), a quantity of pallets equal to the amount loaded on outbound pickups. Pallet counts will be reconciled monthly to ensure an even exchange.

c.	Transafes: In order to minimize the outstanding transafe inventory, SFM will continue to coordinate with KeHE to expedite the return of all transafes, per current practice.
9)	SERVICE LEVEL ARRANGEMENT:
a.	KeHE and SFM agree to the terms set forth in Exhibit “C” hereof regarding processing of credits, quality control and service levels.
10)	CONFIDENTIALITY:
a.	Both SFM and KeHE agree to keep all terms of this Agreement strictly confidential.
b.

In the process of making this Agreement, both parties may also have acquired or developed confidential information relating to each party’s businesses that includes quality standards, business methods, sales data and trends, intellectual property, purchasing history, pricing, marketing and pricing strategies, technical data, and general or specific customer information. Each party agrees to maintain this information as confidential.

11)	COMPLIANCE WITH LAWS:

A request for confidential treatment has been made with respect to portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

a.

General: Each party covenants and agrees during the Term it will fully comply with all applicable laws, ordinances, regulations, licenses and permits of or issued by any federal, state or local government entity, agency or instrumentality applicable to its responsibilities hereunder. Each party agrees that it shall comply with all certification procedures and regulations. Each party shall promptly notify the other party after it becomes aware of any material adverse proposed law, regulation or order that, to its knowledge, may or does conflict with the parties’ obligations under this Agreement. The parties will then use reasonable efforts to promptly decide whether a change may be made to the terms of this Agreement to eliminate any such conflict or impracticability.

12)	TERMINATION PROVISION:
a.

Either party may terminate this Agreement immediately by providing written notice to the other party for a material breach of any obligations under the Agreement, and failure to cure such breach after [*CONFIDENTIAL*] days’ prior written notice of the breach.

b.

Either party may terminate this agreement if the other party becomes insolvent, admits in writing its insolvency, commences or has filed against it an bankruptcy, reorganization, liquidation or insolvency proceeding, or if any received, trustee, or liquidator is appointed to take possession of such party’s assets.

c.

In addition to the Right of Termination for Cause set forth in Section 3 above, SFM may terminate this Agreement for cause if the quality of service provided by KeHE does not meet industry standards, and KeHE fails to substantially remedy the service within [*CONFIDENTIAL*] days of written notice by SFM.

d.	Notwithstanding anything contained in this Agreement, the Right of Termination for Cause set forth in Section 3 hereof shall be a separate remedy from the termination provisions in this section.
e.

Following expiration or termination of this Agreement for any reason, SFM will purchase, or cause to be purchased by its incoming supplier, (a) all Products in KeHE’s inventory that are in transit to SFM or for which KEHE has placed unconditional orders; (b) any SFM private label Products; (c) any Products sold exclusively to SFM; (d) any Products purchased in bulk at SFM’s request; and/or (e) any Products otherwise purchased for SFM’s account (provided such items are on SFM’s authorized list of Products for purchase from KeHE and SFM shall only be responsible for inventory consistent with prior forecasting of the Products aligned with KeHE’s turn rates at the time of the Termination.

13)	INDEMNIFICATION:

KeHE agrees to indemnify, defend and hold harmless SFM, and its subsidiaries and affiliates, and their employees, officers, directors, members, shareholders, and agents (collectively the “SFM Indemnitees”) from any and all third party claims, demands, threats, suits, proceedings, damages, liabilities or expenses (including reasonable attorney’s fees) (“Claims”) arising from or in connection with any allegation that any Product has directly or indirectly, in whole or in part: (i) given rise to any illness or injury to any person or animal, or any damage to property; (ii) has violated any applicable federal, state, local or

A request for confidential treatment has been made with respect to portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

other law, rule or regulation, including without limitation any regulations of the Food and Drug Administration or the Consumer Product Safety Commission or other regulations enacted for the purposes of consumer protection; or (iii) is not merchantable or fit for its intended purpose; or (iv) is in any way defective or deficient in quality, labeling, packaging or manufacture. KeHE also agrees to indemnify, defend and hold harmless the SFM Indemnitees from any Claims arising out of the performance (or failure to perform) by KeHE of its obligations under this Agreement. The foregoing notwithstanding, KeHE shall not be liable for any Claims arising out of the negligence or willful misconduct of SFM or the SFM Indemnitees.

SFM agrees to indemnify, defend and hold harmless KeHE, its subsidiaries and affiliates, and their employees, officers, directors, members, shareholders, and agents (collectively the “KeHE Indemnitees”) from any and all Claims arising out of: (a) the performance (or failure to perform) by SFM of its obligations under this Agreement; (b) the negligence or willful misconduct of SFM, its agents or employees. The foregoing notwithstanding, SFM shall not be liable for any Claims arising out of the negligence or willful misconduct of KeHE or the KeHE Indemnitees.

14)	MISCELLANEOUS:
(a)

Binding Effect: This Agreement, including its exhibits, supersedes all prior agreements between SFM and KeHE and constitutes the only agreement between SFM and KeHE, either oral or in writing, relating to the subject matter hereof, i.e., the supply/distribution of the Products. For the avoidance of doubt, this Agreement shall be separate and distinct from the NB Agreement, which will continue in full force and effect and the terms unaffected by this Agreement.

(b)

Force Majeure: “Force Majeure” events shall be events beyond the reasonable control of a party (and not through the fault or negligence of such party) that make timely performance of an obligation not possible, in which event the time for performance of the obligation affected by the event of Force Majeure shall be extended by the period of Force Majeure. Force Majeure events are those that are not reasonably foreseeable with the exercise of reasonable care, nor avoidable through the payment of nonmaterial additional sums. In the event of a Force Majeure, the party so affected shall give prompt written notice to the other party of the cause and shall take whatever reasonable steps are necessary to relieve the effect of such cause as rapidly as possible. The provisions of this section shall not apply to the financial obligations of either party to this Agreement that are unaffected by Force Majeure. For sake of clarity, an event caused by the gross negligence or willful misconduct of either party shall not be considered Force Majeure.

(c)

Governing Law; Forum and Jurisdiction; Waiver of Punitive and Similar Types of Damages: The relationship of the parties hereto and all claims arising out of or related to that relationship, including, but not limited to, the construction and interpretation of any written agreements, including this Agreement, shall be governed by the substantive laws of the State of Arizona (without regard to conflicts of law principles). The parties agree and consent to the jurisdiction of the state and federal courts located in Maricopa County, Arizona and acknowledge that such courts are proper and convenient forums for the resolution of any actions between the parties with respect to the subject matter of this Agreement, and agree

A request for confidential treatment has been made with respect to portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

that, in such case, these courts shall be the sole and exclusive forums for the resolution of any actions between the parties with respect to the subject matter hereof. The parties hereby waive any right to a jury trial under any applicable law. The parties also waive any and all right to punitive, incidental or consequential damages, including but not limited to lost profits, except in the case an action is brought for breach of provisions relating to confidential information or as a result of gross negligence or willful misconduct on behalf of either party, as determined by final adjudication. The prevailing party in any action to enforce this Agreement shall be entitled to recover all related costs of the suit, including reasonable attorneys’ fees and court costs.

(d)	Insurance. At all times during the Term, KeHE shall maintain, at its expense, occurrence based insurance coverage (the “Insurance Coverage”) in the types and amounts as follows:
●

Workers’ Compensation and Employer’s Liability insurance affording compensation benefits for all of its employees in an amount sufficient to meet all statutory requirements and employer’s liability insurance with limits of [*CONFIDENTIAL*] for each accident or disease;

●

Commercial General Liability Insurance with a combined single limit of [*CONFIDENTIAL*] per occurrence and [*CONFIDENTIAL*] in the aggregate for personal injury, bodily injury (including wrongful death), and property damage liability inclusive of coverage for all premises and operations, broad form property damage,;

●	Automobile Liability Insurance with a combined single limit of [*CONFIDENTIAL*] per occurrence for injuries, including accidental death and property damage;
●	Products Liability Insurance with limits not less than [*CONFIDENTIAL*] per occurrence;
●

Umbrella or Excess Liability Insurance with limits not less than [*CONFIDENTIAL*] per occurrence that provides additional limits for employer’s liability, commercial general liability, automobile liability and products liability insurance.

●

The Insurance Coverage will be from an insurance company classified by A M Best as a Class IV or larger with a Financial Strength Rating of at least A, A-. None of the Insurance Coverage amounts will be construed as a limitation on KeHE’s potential liability. In connection with KeHE’s execution of this Agreement, KeHE will provide SFM with certificates of insurance evidencing all of the referenced insurance policies, which will be renewed annually or as policy renewals occur. Except for Workers’ Compensation and Employers Liability, the required insurance policies will, at KeHE’s expense, name “SFM, LLC together with its subsidiaries and affiliates as additional insureds.”

(e)

Amendment; Assignment: This Agreement may not be amended or modified except by a writing signed by an authorized officer of each party specifically referencing this Agreement and the intent to amend or modify.

(f)

Change of Control: The parties hereto agree that all of the provisions of this Agreement shall bind and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns, including but not

A request for confidential treatment has been made with respect to portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

limited to, a Change of Control. A “Change of Control” means (A) any transaction or series of related transactions in which a party or group, acting in concert, acquires beneficial ownership of more than 50% of the equity interests in a party or its direct or indirect parent, or (B) a merger or consolidation of another entity with or into a party or its direct or indirect parent, with the effect that any third party becomes beneficial owner of more than 50% of the equity interests of a party or its direct or indirect parent.

(g)

Entire Agreement; Survival: All exhibits and schedules to this Agreement are incorporated by reference and are an integral part thereof. This Agreement (and any documents referred to herein) represents the entire agreement and understanding of the parties with respect to the matters set forth herein, and there are no representations, warranties or conditions or agreements (other than implementing invoices, purchase orders and the like necessary to implement this Agreement) not contained herein that constitute any part hereof or that are being relied upon by any party hereunder.

(h)	Severability: If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions shall be enforced.
(i)

Notices: Unless otherwise stated, all notices given in connection with this Agreement will be in writing and will be deemed delivered at the time of personal delivery or 3 business days after being sent by facsimile (with a confirmation) or mailed by express, certified or registered mail, or sent by a recognized national or international courier, as appropriate (in all cases postage prepaid and return receipt requested). Notices shall be addressed to the parties at the addresses set forth below or to such other address as shall have been so notified to the other party in accordance with this section. Notices to KeHE shall be addressed to: Chief Commercial Officer, KeHE Distributors, LLC, 1245 E. Diehl Road, Suite 200, Naperville, IL 60563, with a copy to KeHE’s Legal Department at the same address. Notices to SFM shall be addressed to: Chief Operational Officer, Sprouts Farmers Market, 5455 E High St., Suite 111, Phoenix, AZ 85054, with a copy not constituting notice to Sprouts’ Legal Department at same address.

(j)

MPC and SFM: SFM certifies, represents and warrants to KeHE (1) that MPC and SFM, respectively, are not in default of any agreement between them, (2) that SFM has no claim against MPC for any penalties, fines, or breach of performance, related to the sale of products or any agreement between MPC and SFM, and (3) that MPC has not failed to perform any obligation owed to SFM. SFM acknowledges that KeHE’s entering into this Agreement and acquiring substantially all of the assets of MPC is contingent upon receiving SFM’s representations and warranties stated in this section and SFM agrees that KeHE may rely upon the same, and that it is made for the benefit of KeHE, its successors and assigns. SFM agrees that KeHE shall not be responsible for any charges or liabilities from MPC related to SFM’s audit of MPC charges prior to the Effective Date.

A request for confidential treatment has been made with respect to portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

Signatures:  next page

A request for confidential treatment has been made with respect to portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

WHEREAS, the parties have entered into this Agreement as of the Effective Date.

SFM, LLC dba Sprouts Farmers Market		KeHE Distributors, LLC

By:	/s/ Amin Maredia	/s/ Brandon Barnholt
	Signature	Signature

	Amin Maredia	Brandon Barnholt
	Print Name	Print Name

	2/5/16	2/11/16
	Date	Date

A request for confidential treatment has been made with respect to portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

List of Exhibits and Schedules

Exhibit “A” – Assumptions

Exhibit “B” – KeHE Special Services

Exhibit “C” – Credits, Quality Control and Service Levels

Exhibit “C-1” – MPC Credit Policy

Schedule 1 – [*CONFIDENTIAL*] Products

Schedule 2 – Phase 1 Products

Schedule 3 – Fuel Surcharge Schedule

A request for confidential treatment has been made with respect to portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

Exhibit “A”

Assumptions**

1.	Volume – Annual volume is expected to be approximately [*CONFIDENTIAL*] in net purchases inclusive of the DPI business.
2.

Transportation - Product is delivered direct to each retail location. Select locations may be arranged for customer pick-up and/or crossdock, upon mutual agreement.  Fuel Surcharge will apply to delivered orders per Schedule 3.

3.

Order Frequency – Initially, all locations may place up to two (2) orders per week and up to three (3) orders per week during first (4) four weeks of a store opening. Additionally, certain locations receive up to three (3) orders per week on an ongoing basis [*CONFIDENTIAL*]. At a minimum, every six (6) months, individual store performance will be reviewed and order frequency may be optimized in accordance with average weekly volume.

4.	General Assumptions
a.	Orders must meet a minimum value of [*CONFIDENTIAL*] to be processed and shipped.
b.	Sprouts Private Label and Exclusive Products cannot be sold or distributed by KeHE (Sprouts “Exclusive Products” are products formulated/designed specifically for SFM)
c.	Initial Expected Average Order Size (in KeHE Cost) = [*CONFIDENTIAL*]
i.	With Dpi volume this number would be approx [*CONFIDENTIAL*] (this is the average of all volume divided by number of total deliveries)
d.	Initial Expected Average Pick Value (in KeHE Cost) = [*CONFIDENTIAL*]
i.	Expected Average Pick Value is based on an approx. split of [*CONFIDENTIAL*] (Percentage of product selected in Full Case/Split Case).
e.	Temperature Profile = [*CONFIDENTIAL*] (Percentage Ref/Frz)
f.	Pricing is based on an approx. store count of 220 as well as other assumptions such as but not limited to those related to transportation, services, and volume.
g.

KeHE expects a healthy and productive SKU mix/APL. KeHE expects that Private Label/Control Brand products will not exceed [*CONFIDENTIAL*] of total purchases as measured in KeHE Cost. In the event that the SKU mix becomes further influenced by these items or those with sub-optimal SKU productivity, further discussion and [*CONFIDENTIAL*] upon mutual agreement of the parties, may be required. At the time of the agreement the average annual volume per-SKU, per-DC (SKU Productivity) is approx. [*CONFIDENTIAL*].

h.

Bill-To-Ship-To (BTST) purchases are excluded from calculations used to determine annual purchases, order frequency, or any other metrics. Any product sold on a BTST basis will be priced at a margin of  [*CONFIDENTIAL*] with payment terms consistent with non-BTST purchases.

** Within sixty (60) days following the end of Phase 1 (as defined in the Agreement), the parties agree to confer on the accurary of the Assumptions and adjust to accurately reflect the business relationship.

A request for confidential treatment has been made with respect to portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

Exhibit “B”

KeHE Special Services

President of Monterrey Provisions

The President plays an integral role in the Sprouts-Monterrey relationship.  He/she is the primary contact for senior management at Sprouts and leads the team at Monterrey team that supports Sprouts. The President will remain the primary contact and continue to support to the Sprouts team at the same level.

Director of Sales and Key Account Rep to Sprouts Farmers Market, [*CONFIDENTIAL*]

Scottsdale, AZ

Key Account Rep to Sprouts Farmers Market, based in Phoenix.

Main responsibilities:

●	Hosts weekly and monthly meeting with each category manager
●	Presents new items
●	Works with vendors, brokers and Monterrey purchasing team to set up new items and place POs
●	Works with Sprouts category managers on weekly and monthly ads and collects promotions from vendors
●	Manages the Sprouts Support fund
●	Arranges merchandiser’s schedules at Grand Opening and remodeled stores.
●	Communicates with Sprouts stores and Sprouts Support Team daily
●	Launches new items and programs with stores
●	Manages Sprouts inventory to reduce spoils and shortages
●	Works with Support Team to arrange Ad and holiday roll outs.
●	Manages the Sprouts online ordering system
●	Creates and maintains Sprouts order guides
●	Attends Food Shows such as IDDBA and Fancy Food Show with Sprouts Team
●	Managing Sprouts Pricing and price changes

Key Account Support Supervisor, [*CONFIDENTIAL*]

Manages the Key Account Support and Sprouts Customer Service Center. In charge of the day to day activities relating to Sprouts. This includes store orders, deliveries, customer service maintenance and overall customer service. Works with team to ensure customer satisfaction and problem resolution in a timely manner. He also works on special Sprouts projects including price files, new item paperwork, new project roll outs and price changes. Also works very closely with Transportation, Purchasing, IT and Operations Departments as it relates to Sprouts and providing the best service.

A request for confidential treatment has been made with respect to portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

National Merchandiser/KAR, [*CONFIDENTIAL*], Phoenix, AZ

Merchandiser for the Eastern United States. He is based in Phoenix, AZ and travels two to three weeks per month to attend grand openings, remodels, merchandising and conduct trainings with Sprouts employees. Provides support at the Sprouts Support Office. Is the primary Monterrey representative for the Sprouts Meat Department.

National Merchandiser, [*CONFIDENTIAL*]

Western Merchandiser for Sprouts. He travels to grand openings and new store sets. Helps merchandise the local Sprouts in California, including training, remodels, holiday sets, sampling and general merchandising, and also works on the Sprouts Ad sheet.

Customer Service, [*CONFIDENTIAL*]

Works on the daily call sheet, enters weekly plus outs for Bakery and Deli ads for all stores, enters fresh meat orders for Niman Ranch, handles Sprouts credits and enters manual bill backs into the online system.

Key Account Rep, [*CONFIDENTIAL*]

Handles the Sprouts Dairy and Grocery department. Meets with each department category manager once per month presenting new items, reviewing current projects, local sets, vendor lines and new store openings. Works with the Monterrey purchasing team to set up new items, maintain current lines and set up monthly promotions. Also works with vendors and brokers on free fills for new set schematics for each Sprouts region.

Sprouts / Monterrey Support Fund

Monterrey Provision Co., Inc. (Monterrey) manages the “Sprouts / Monterrey Support Fund.” The fund is for the exclusive benefit of Sprouts and is exclusive of any other pricing and rebate programs that exist between our companies.

Monterrey deducts between [*CONFIDENTIAL*] and [*CONFIDENTIAL*] of the net value of sales to Sprouts on participating vendors’ products. As of December 4, 2015, [*CONFIDENTIAL*].  The fund generates, on average, [*CONFIDENTIAL*].  KeHE agrees to pass through the funds as a conduit only and shall not be responsible for any amounts related to the fund except to the extent collected from vendors. Sprouts agrees to be responsible for any disputes with vendors related to the fund. KeHE will monitor and provide a status of support funds by item on a monthly basis for Sprouts management purposes.

The fund is used to support Sprouts’ merchandising initiatives, promotions and program development.

A request for confidential treatment has been made with respect to portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

Exhibit “C”

CREDITS; QUALITY CONTROL; SERVICE LEVELS

I.	CREDITS:
A.

Phase 1: During Phase 1, as defined in Section 5, KeHE’s credit practices will be consistent with the practices of MPC as described in Exhibit C-1 below, including writing credits for items that are damaged at the time of delivery, mispicks, shorts, and out-of-code at the time of delivery. Additionally, SFM will receive a credit for any frozen raw dough or raw batters (i.e., bread, pastries, muffins, pies) determined in good faith by SFM within 48hrs of delivery to have been temperature abused prior to receiving the Product and within 24hrs of delivery for all other Products (“Credits for Temperature Abuse”) (Credits for Temperature Abuse shall subsist for the Term of the Agreement). No credits will be given for in-store issues, such as spoilage or in-store damages with the exception of Products “guaranteed” by the manufacturer, i.e., Products that are returned to manufacturers for credits regardless of reason for return, and provided KeHE actually receives credit for such Products from the manufacturer.

B.

Credit Allowance: After Phase 1, as defined in Section 5 of the Agreement, in order to eliminate the resources and administrative cost associated with SFM stores calling in and managing individual item credits, and KeHE researching and processing them, KeHE and SFM shall implement a credit allowance for the Products in the form of [*CONFIDENTIAL*] (the “Credit Allowance”), which will be consistent with any Credit Allowance agreed upon under the NB Agreement, including any agreed upon audits. This allowance is established to compensate stores for routine occurrences of mis-picked items, item shortages and damaged products (collectively “Shortages”). SFM and KeHE agree to periodically review the Credit Allowance and mutually agree upon any necessary changes to the Credit Allowance based on actual credits from audits at mutually agreeable intervals by department.

C.	Exceptions: Notwithstanding the Credit Allowance above, a credit request may be called into KeHE's Service Center when the following occurs (“Exception” or “Exceptions”):
a.	A shipment involving excessive shortages or damaged product involving the following:
i.	[*CONFIDENTIAL*] of Products on a single delivery is shorted or damaged on the delivery.
ii.	Entire pallet(s) or tote(s) are missing from the delivery.
b.	Product is shipped out-of-code (private label and control brand items allocated to the stores by SFM's support office do not apply). Must be called in within 24 hours of delivery.
c.	Manufacturer product recalls.
d.	Infested product. Must be called in within 24 hours of delivery.
e.

Highly perishable products (yogurts, eggs, kefirs, sour cream, cottage cheese, fluid milk) expiring within 7 days of invoice date upon delivery. Must be called in within 24 hours of delivery. Private label items are not eligible for call in.

A request for confidential treatment has been made with respect to portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

Should any of these exceptions occur, a store team member is directed to call into the KeHE Service Center and provide details of the credit request and invoice number. KeHE researches and handles these credit exception requests directly with the individual store as appropriate based on the results of this research.

No credits outside of the Exceptions will be accepted. SFM stores will NOT be permitted to submit credits for Products that are damaged or go out of code post-delivery, except for (i) Credits for Temperature Abuse as provided above, and (ii) Product that is determined as substandard from the manufacturer (at any time after delivery) and where credit will need to be processed by KeHE and billed back to the manufacturer.

Credits outside of the Exceptions will be mutually reviewed on a “by occurance basis” and resolved in timely and in good faith by both parties.

II.	SERVICE LEVELS:
A.	Service and Support.
a.	KeHE shall provide Products consistent with industry standards in the volumes requested by SFM subject to all terms and conditions of this Agreement.
b.	MPC currently provides the support services outlined in Exhibit A to this Agreement, and KeHE will continue to adjust/improve its services to support SFM in the future.
c.

During Phase 1, KeHE will continue to provide deliveries to SFM stores consistent with the prior practices of MPC. During Phase 2, the parties will work in good faith to optimize delivery levels in order  to  provide  efficiencies  with  KeHE’s  current delivery practices. Delivery frequency is currently, and will be in the future, adjusted up for high volume stores based on purchase volume.

d.	KeHE currently provides a wide range of reports to SFM to support the SFM category management team and business needs, and will continue to work with SFM with reports on as needed basis.

A request for confidential treatment has been made with respect to portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

Exhibit C-1

MPC Credit Policy

Monterrey | The Natural Choice Return

& Credit Policy

CREDITS & ADJUSTMENTS ON THE DAY OF DELIVERY

Your driver is authorized to issue credits for missing (N.O.T.), mis-picked, short coded or damaged goods at the time of delivery. Customers are responsible for carefully checking and noting any discrepancy prior to signing the delivery paperwork. If a credit is due, your driver will issue an invoice adjustment receipt for your records.

RETURNS FOR FROZEN

In compliance with HAACP, to protect the integrity of our products, and for the safety of our customers, returns for frozen product can only be processed by the driver at the time of delivery.

RETURN GUIDELINES

All claims must have prior approval before returning to the driver. Our Team may determine because of the condition of the product that the contents may be discarded; however you may be requested to return the UPC code or lids. All products must be returned with all the pieces in the original box. Product that is deemed a good return but not returned in saleable condition will be charged back to your account. Frozen thaw and sell products are eligible for return under special circumstances to include new store openings or special market promotions if needed.

REQUESTING CREDITS AFTER YOUR DELIVERY

If a mis-pick, short coded, or hidden damage is discovered after your delivery driver has left, you may still request credit for these items. All credit and return requests must be made within 48 Hours of the delivery date. Anything submitted after this time frame will be reviewed on a case by case bases.

A Credit Request is submitted on line at www.monprov.com/sprouts.php. Using the customer online portal the information required is Invoice Number, Item Number, and

A request for confidential treatment has been made with respect to portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

rationale for credit request. After your credit has been reviewed by our team, we will post the credit against the original invoice amount.

A request for confidential treatment has been made with respect to portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

HOW TO REQUEST A CREDIT AFTER YOUR DELIVERY:

Please use one of the following methods to request a credit:

●	ONLINE: Log on to www.monprov.com/sprouts.php and follow the form data for credit request.

If you would like to speak with one of our team members, we are available Monday thru Friday from 8am to 4pm PST at 619-294-2222.

When calling, please leave the following

information: Your Name

Customer Number

Phone Number

Best time to reach you.

Someone from our team will call you back to begin the credit process.

ACCEPTABLE CREDIT REASONS

All credit and return requests will be reviewed by our team and must meet one of the following criteria:

●

Mis-picked Items: Received a different product in place of product ordered (PICKING label is correct, wrong product). Please report the UPC number of the item received, as well as a picture of the picking label when submitting your claim.

●	Quality: Item is unusable due to manufacturer’s defect, such as no safety seal, poor product integrity; Please report the expiration date or lot number of the item received.
●	Damaged Product: Product arrived damaged. Please submit pictures of the damaged product, along with the picking label. Product that arrives out of temp is considered a damaged product.
●	Short Coded Products:

Retail Packaged - 10 days with guaranteed credit

Bulk > 30 days - customer will be asked to sell product through code and apply for credit on unsold items to avoid waste. Credit guaranteed on on these items.

Freezer Items cannot be returned, to ensure product quality and integrity and safety for all our customers , we do not accept returns of frozen product.

A request for confidential treatment has been made with respect to portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

CREDITS & ADJUSTMENTS ON DAY OF DELIVERY

In some instances orders may be delivered by a common carrier hired by Monterrey. Common Carriers are responsible for transporting your order from our warehouse to your receiving dock.

For the locations serviced via common carrier, we do not have the option of performing an electronic check in at the time of delivery. Please revert to “Requesting Credits After Your Delivery” for credit requests.

RETURN GUIDELINES

Locations that are not listed as remote will schedule a pickup with Monterrey’s credit team. A pick up slip will be issued and handed to the driver. For destinations listed as “remote destinations” above, no pick up slips will be issued. Monterrey credit team may sell at a discount or product must be donated to local shelter or discarded.

A request for confidential treatment has been made with respect to portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

Schedule 1

[*CONFIDENTIAL*] Products

[*CONFIDENTIAL*]

[30 PAGES HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE SEC.]

A request for confidential treatment has been made with respect to portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

Schedule 2

Phase 1 Products

[*CONFIDENTIAL*]

[42 PAGES HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE SEC.]

A request for confidential treatment has been made with respect to portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

Schedule 3

Fuel Surcharge Schedule

Price Per Gallon*	FUEL SURCHARGE (FSC)
$1.88 and below	[*CONFIDENTIAL*]
$2.13	[*CONFIDENTIAL*]
$2.25	[*CONFIDENTIAL*]
$2.38	[*CONFIDENTIAL*]
$2.50	[*CONFIDENTIAL*]
$2.63	[*CONFIDENTIAL*]
$2.75	[*CONFIDENTIAL*]
$2.88	[*CONFIDENTIAL*]
$3.00	[*CONFIDENTIAL*]
$3.13	[*CONFIDENTIAL*]
$3.25	[*CONFIDENTIAL*]
$3.38	[*CONFIDENTIAL*]
$3.50	[*CONFIDENTIAL*]
$3.63	[*CONFIDENTIAL*]
$3.75	[*CONFIDENTIAL*]
$3.88	[*CONFIDENTIAL*]
$4.00	[*CONFIDENTIAL*]
$4.13	[*CONFIDENTIAL*]
$4.25	[*CONFIDENTIAL*]
$4.38	[*CONFIDENTIAL*]
$4.50	[*CONFIDENTIAL*]
$4.63 and above	[*CONFIDENTIAL*]

*FSC adjusted monthly based on the average price per gallon during the prior calendar month Department of Energy Weekly U.S. National Average Retail On-Highway Diesel Price; published at

http://tonto:eia.doe.gov/oog/info/wobdp/diesel.asp.  FSC applied per delivery.